Exhibit 10.27
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
McKesson Corporation
Core Distribution Agreement
This Core Distribution Agreement (“Agreement”) is entered into as of    November 1   , 2005 (the “Effective Date”) between McKesson Corporation (“McKesson”), a pharmaceutical distributor, and Xanodyne Pharmaceuticals, Inc. (“Manufacturer”), a pharmaceutical company.
McKesson performs certain Core Services (as hereinafter defined) in connection with the distribution of pharmaceutical products manufactured by Manufacturers. The parties now wish to define more precisely the amount and manner of payment of the consideration to be received by McKesson for its performance of the Core Services.
Now, therefore, McKesson and Manufacturer agree as follows:
I.	Obligations of McKesson. McKesson shall perform the following services (referred to herein as the “Core Services”):
a.	McKesson will promptly load, and maintain accurate pricing and related information with respect to, all contracts between Manufacturer and Manufacturer’s customers (“Customer Contracts”). Manufacturer will provide 10 business days advance notice of all price changes to existing Customer Contracts and McKesson will load price changes to existing Customer Contracts within 10 business days of notification. Manufacturer will provide 15 business days advance notice of new Customer Contracts and McKesson will load the new Customer Contract pricing within 15 business days of notification.

b.	McKesson will submit charegbacks to Manufacturer on a daily basis in support of ongoing Customer Contracts administration.

c.	McKesson will provide Manufacturer a single site for distribution, and this single point of distribution will be through McKesson’s Strategic Redistribution Center located in Aurora, Colorado (the “SRC”). McKesson shall monitor forward distribution centers inventory levels to assure target inventory levels are maintained as defined in section I(e.). In the event product (that has not otherwise been distributed to McKesson’s customers) is returned from a McKesson distribution center to the SRC in saleable condition as defined by McKesson’s internal requirements, McKesson will redistribute said returned product to a McKesson distribution center in need of such product based on current product on hand and projected customer demand.

d.	McKesson will monitor internal purchasing processes assuring 100% of all Manufacturer products are purchased through the SRC, unless otherwise approved by Manufacturer in writing excluding emergency shipments made to the Forward Distribution Centers.
e.	McKesson will order product so as to maintain inventory of no greater than [**]-weeks-average-on-hand and no less than [**] weeks average on hand across the distribution network. One week’s average shall be calculated as the average inventory sold out by McKesson in one week as measured over the ninety days immediately preceding McKesson’s purchase of product,

f.	McKesson will pick, pack, store in accordance with applicable legal and regulatory requirements and ship Manufacturer’s product to McKesson’s customers in accordance with their orders therefore.

g.	McKesson will provide the Core Services with respect to Manufacturer’s products marketed by Manufacturer on the date hereof and all new products launched or acquired by Manufacturer during the term of this agreement.

h.	McKesson will transmit EDI 852 and 867 data, including inventory levels on hand and on order in addition to aggregate sales out, to Manufacturer on a monthly basis within five (5) business days following the end of the applicable calendar month. Notwithstanding the foregoing, McKesson shall provide such data in any different form as reasonably requested by Manufacturer and available via current McKesson reporting capabilities.

i.	McKesson will immediately reverse any previous chargeback claims whenever McKesson accepts a return of Manufacturer’s product from a customer and issues a credit related to the prior sale (for which McKesson has previously submitted a chargeback claim to Manufacturer).

j.	McKesson will notify Manufacturer via the debit memo process fifteen (15) days before taking a deduction due to short shipments or damaged shipments. Manufacturer has fifteen (15) days to dispute the written notification and provide McKesson with additional supporting information or issue a credit. If the information provided does not substantiate the claim the deduction will occur. McKesson will allow the Manufacturer an additional sixty (60) days from the deduction date to dispute the deduction. Both parties will make a good faith effort to resolve any such disputed deduction.

k.	McKesson will work with Manufacture to resolve all open issues/discrepancies. McKesson and Manufacturer will use commercially reasonable best efforts to quickly resolve disputes.

l.	McKesson and Manufacturer will designate individuals to coordinate the resolution of issues and discrepancies. McKesson and Manufacturer will notify each other when designated individuals are reassigned.
II.	Obligations of Manufacturer
a.	Manufacturer agrees to replenish McKesson’s inventory orders in a timely and efficient manner. Manufacturer will utilize purchase order numbers provided by McKesson when placing orders on behalf of McKesson.

b.	Manufacturer will use commercially reasonable efforts to ensure that McKesson’s inventory replenishment is operational, except for any scheduled down time needed to maintain effective operations and/or when interruptions are necessary or caused by conditions outside of Manufacturer’s control.

c.	In consideration of the Core Services to be provided pursuant to this Agreement, Manufacturer will pay a fee to McKesson determined in accordance with Attachment A (the “Fee”).
III.	Additional Terms and Conditions
a.	Fee calculations are all based on gross branded pharmaceutical purchases by McKesson. No Fees shall be payable under this agreement with respect to generic products (as designated by First DataBank).

b.	All fees hereunder will be due and payable with respect to any purchases of branded products by McKesson as described in Attachment A.
IV.	Confidentiality and Disclosure
This Agreement and all information which is provided by each party to the other party pursuant to this Agreement are confidential. Each party agrees to maintain all such information in confidence and except as may be required by law or order of any court or governmental agency, not to disclose to any third party any such information unless such party shall obtain a written release from the other party. Each party further agrees to limit access to such information to only those of its officers and employees who reasonably need to know such information.
V.	Effective Date

a.	This Agreement shall become effective as of November 1,2005 and can be terminated in accordance with Section b., below.

b.	Either party may terminate this Agreement with or without cause at any time on thirty days prior written notice to the other party.
VI.	General
a.	This Agreement is in addition to and shall not supersede any existing agreement in effect between McKesson and Manufacturer, including but not limited to the McKesson Buying Terms Form entered into between the parties.

b.	This Agreement will be governed by and construed in accordance with the laws of California, without regard to or application of conflict of law, rules or principles.

c.	In no event shall either party be liable under this Agreement for any special, consequential, incidental or indirect damages, whether or not such party has been advised of the possibility of such damages.

d.	The parties to this Agreement are independent contractors. Accordingly, this Agreement does not constitute a partnership or other joint venture between the parties and neither party shall be deemed to be an agent or representative of the other.

e.	The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

f.	Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, including but not limited to acts of God, war, riot, acts of terrorism, fire, shortage of materials or transportation, strikes or acts of civil or military authorities, provided such party gives prompt written notice thereof to the other party.

g.	In the event Manufacturer requires services (i.e. distribution, pharmacy, marketing or logistics) that McKesson Specialty can provide, McKesson Specialty will be given the opportunity to bid on providing these services to Manufacturer at the time they may be put out for bid, along with any other competitor(s) that Manufacturer may so choose.

h.	McKesson shall keep and maintain accurate records with respect to the sale and distribution of products reported hereunder for not less than three years, or as is required by law, which ever is longer. Upon 30 days written notice, McKesson shall permit Manufacturer representatives, or designated auditors, during regular business hours, access to all data and systems deemed necessary by Manufacturer to audit McKesson records in order to verify information concerning sales of products to third party purchasers. Should any discrepancy under this agreement be determined during an audit, it will be corrected in the next payment. If no outstanding payments remain, McKesson shall be paid or pay within 60 days of determination of the amount of discrepancy. Manufacturer will not audit McKesson more than once every twelve (12) months and in no event will the audit relate to any transaction or event that occurred more than twelve (12) months prior to the date of such audit; provided, however, that Manufacturer may perform additional audits during such twelve month period if the initial audit results in a determination of a material discrepancy in McKesson’s records.

For Xanodyne Pharmaceuticals, Inc.:

By:	/s/ S.A. Stamp

Name:	S.A. Stamp
(Print or Type)
Title:	Chief Financial Officer

Date:	02/09/06

For McKesson:

By:	/s/ Martha Torress-Morgan
Name:	Martha Torres-Morgan
(Print or Type)
Title:	Dir Brand Rx Product Mangt
Date:	2/8/06

Attachment A –
McKesson Core Distribution Agreement Fee
Services Fee Schedule
1.	Additional Terms and Conditions
a.	The Fee shall be equal to [**] percent ([**]%) of gross Contract Quarter (hereafter defined) purchases of [**] of branded pharmaceutical products by McKesson. Contract Quarter purchases greater than $[**] would qualify Manufacturer to re negotiate fee structure as it would redefine the current tier structure as defined by McKesson. Generic pharmaceutical product, as designated by First Data Bank, is not covered by this Agreement and will not be subject to the fee calculation as defined in Attachment A. The first Contract Quarter shall be the period beginning on the Effective Date and ending the last day of the calendar month that contains the three month anniversary of the Effective Date, and each Contract Quarter thereafter means each consecutive three calendar month period thereafter.

b.	McKesson shall invoice Manufacturer in the amount of [**] percent ([**]%) of gross Contract Quarter purchases of [**] of branded pharmaceutical products by McKesson during the previous Contract Quarter (the “Initial Fee Payment”), and will include appropriate documentation support the Initial Fee Payment calculation. Payment, via credit memo, will be made by Manufacturer within 30 days from date of receipt of invoice. Gross purchases will be defined as the total dollar value of product purchased by McKesson within the measured Contract Quarter less McKesson Distribution Center returns (gross purchases will not be reduced by McKesson customer returns).

c.	Manufacturer shall pay to McKesson the Fee Balance (hereafter defined) within thirty (30) days after the end of the applicable Contract Year. The first Contract Year shall be the period beginning on the Effective Date and ending the last day of the calendar month that contains the one year anniversary of the Effective Date, and each Contract Year thereafter means each consecutive twelve calendar month period thereafter.

d.	The “Fee Balance” means the Fee, less the sum of (i) the aggregate Initial Fee Payments made that were attributable to branded pharmaceutical products purchased by McKesson during the applicable Contract Year, (ii) Increased Value (hereafter defined) attributable to the applicable Contract Year, and (iii) the Discount Value (hereafter defined) attributable to the applicable Contract Year. “Increased Value” means the amount equal to the number of units of branded product in McKesson’s inventory (including any product in transit to McKesson) at the time of any increase in Wholesaler Acquisition Cost (“WAC”) price during the applicable Contract Year multiplied by the increase in WAC price. The “Discount Value” means the amount equal to any discounts off of WAC pricing granted to McKesson with respect to branded product purchased by McKesson during the applicable Contract Year. The payment of the Initial Fee Payments and Fee Balance shall be in full satisfaction of Manufacture’s obligation to pay the Fee with respect to the applicable Contract Year.